Exhibit 99.1

China 3C Group Clarifies and
Confirms Conference Call Details

ZHEJIANG PROVINCE, China -August 22, 2007 -- China 3C Group (OTC Bulletin Board: CHCG), a rapidly growing retailer and distributor of consumer and business products in China, today announced its clarification and confirmation of several points discussed on its August 15, 2007 conference call with investors:

1)
The company is committed to meeting its previously announced top-line guidance of $360 million to $380 million in sales in 2007, representing 143% to 157% year-over-year growth. To meet this target, the company’s guidance may include revenue generated from future acquisitions.

2)	The company is committed to meeting its previously announced EPS guidance of $.50 to $.54 per share, representing 108% to 125% year-over-year growth.

3)	The company is committed to continuing to pursue a listing on NASDAQ by the end of 2007.

4)	The company is committed to having 1,200 stores by the end of 2007, which may include stores added through future acquisitions. As of June 30, 2007 the company had 945 stores in operation.

5)	The company is committed to having 4,000 stores in operation by 2010, which may include stores added through future acquisitions.

Chairman and CEO of China 3C Group, Zhenggang Wang stated, “The company is seeking to make near term acquisitions using cash on hand, cash flow from operations and a portion of the proceeds from the company’s previously announced financing transaction. In the future, the company hopes to use bank debt as an integral part of its acquisition and financing strategy to minimize dilution to its existing shareholders. The company intends to pursue acquisitions which it believes will have positive benefits for us and our shareholders.”

About China 3C
China 3C Group is a leading retail chain operating retail outlets in Eastern China. The company specializes in selling 3C products (communication, information technology and digital) in China. Among China 3C’s primary attributes is its efficient distribution network and rapid logistics system. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

A profile for investors can be accessed at http://www.hawkassociates.com/chcgprofile.aspx. For investor relations information regarding China 3C, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for China 3C, sign up at http://www.hawkassociates.com/email.aspx.

Forward-looking Statements: Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.